As filed with the Securities and Exchange Commission on April 7, 2011

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

PennantPark Floating Rate Capital Ltd.

(Exact name of registrant as specified in its charter)

Maryland	27-3794690
(State of incorporation of organization)	(IRS Employer Identification No.)

590 Madison Avenue, 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this Form relates: 333-170243

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of Exchange on which class is to be registered
Common Stock, par value $.001 per share	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1. Description of Registrant’s Securities to be Registered

The securities to be registered hereby are shares of common stock, par value $0.001, of PennantPark Floating Rate Capital Ltd. (the “Company”). All shares of our common stock have equal rights as to earnings, assets, distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available for payment. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of a liquidation, dissolution or winding up of the Company, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

The description of the common stock contained in the Company’s Registration Statement on Form N-2, as filed with the Securities and Exchange Commission, as amended from time to time (the “Registration Statement”), and any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby incorporated by reference herein.

Item 2. Exhibits

The following exhibits to this Registration Statement have been filed as exhibits to the Company’s Registration Statement and are hereby incorporated herein by reference:

3.1	Articles of Amendment and Restatement (Incorporated by reference to Exhibit No. (a) of Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form N-2 (Registration No. 333-170243), filed on March 29, 2011).

3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit No. (b) of Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form N-2 (Registration No. 333-170243), filed on March 29, 2011).

4.1	Form of Stock Certificate (Incorporated by reference to Exhibit No. (d) of Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form N-2 (Registration No. 333-170243) filed on April 5, 2011).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 7, 2011

PENNANTPARK FLOATING RATE CAPITAL LTD.

By:	/s/ Arthur H. Penn
Name:	Arthur H. Penn
Title:	Chief Executive Officer, Chairman of the Board of Directors